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Law Office of Gregory Bartko

                                                                 3475 Lenox Road
                                                                       Suite 400
                                                          Atlanta, Georgia 30326

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Phone 404-238-0550
Fax 404-238-0551
Email gbartko@mindspring.com

December 22, 1999

TrueVision International, Inc.
1720 Louisiana Boulevard
Suite 100
Albuquerque, New Mexico  87110

Dear Ladies and Gentlemen,

I refer to the Registration Statement on Form SB-2 (Registration No. 333-86981), as amended (the "Registration Statement") filed by TrueVision International, Inc., a Delaware corporation (the "Company"), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer by the Company of 500,000 units, each unit consisting of two shares of common stock, $.001 par value per share and a redeemable common stock purchase warrant to purchase one share of common stock (the "Units," "Common Stock," and "Warrants," respectively), and up to 75,000 Units that may be sold by the Company in the event the underwriters for the offering elect to exercise their over-allotment option.

As counsel to the Company, I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion. In such examinations, I have assumed the genuiness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of such examination, I am of the opinion that:

                  (i) the 1,150,000 shares of Common Stock offered by the Company as a part of the Units, when sold in accordance with the terms agreed upon in the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, have been validly authorized, will be legally issued, fully paid, and nonassessable;

                  (ii) the 500,000 redeemable common stock purchase warrants offered by the Company as a part of the Units, when sold in accordance with the terms agreed upon in the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, have been validly authorized, will be legally issued, fully paid, and nonassessable; and

                  (iii) the 500,000 shares of Common Stock to be issued at the time of exercise of the 500,000 redeemable common stock purchase warrants offered by the Company as a part of the Units, when sold in accordance with the terms agreed upon in the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, have been validly authorized, and when the exercise price of the Warrants is fully paid, such shares will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

TrueVision International, Inc.

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Sincerely,

Gregory Bartko, Esq.
GAB/nmn
cc: John C. Homan, President
      Michael Zeidel, Esq.